BY-LAWS
                                       of
                            GOLD BOND MINING COMPANY

                          As revised September 12, 1966

                                    ARTICLE I

     Section 1 - Principle Office. The principle office of the corporation shall be located at 1403 South Grand Blvd., Spokane, Washington or such other place within the State of Washington as the Board of Directors my hereafter determine.

     Section 2 - Other Offices. The Corporation shall also have offices at such other places either within or without the State of Washington as the Board of Directors may from time to time designate.

                                   ARTICLE II
                                    OFFICERS

     Section 1 - Number, Terms of Office and Qualifications. The officers of the company shall be a President, a Vice President, a Secretary and a Treasurer who shall be elected annually by the Board of Directors and shall hold office until their successors have been duly elected or until their death, resignation or removal. All Offices must be Stockholders of the Corporation. Any two of the offices may be held by the same person at the same time.

     Section 2 - The President. The President shall be the chief executive officer of the Corporation and shall have general supervision over the officers and employees and be responsible for the business of the company. He shall sign and execute documents on behalf of the corporation when authorized by the Board of Directors and perform all duties incident to the office of the President.

     Section 3 - The Vice President. At the request of the President, or in his absence or disability, the Vice President shall perform all the duties of the President and when so acting shall have all the powers and be subject to all the restrictions upon the President.

     Section 4 - The Secretary. Shall be the custodian of the seal and all records of the Corporation, keep such records as required by law and make such records available for inspection that are required by law to be open for inspection. The Secretary shall keep a book of minutes of all meetings of the directors and stockholders with a full account of all proceedings. The Secretary shall fill out all certificates of stock issued or transferred, make appropriate entries to the stock book and to affix the Corporate Seal to all documents requiring the same. In general perform all the duties incident to the office of Secretary.

     Section 5 - The Treasurer. Shall keep accounts of the properties and business transactions of the Corporation. Prepare statements of accounts as required by law and when requested by the President or the Board of Directors and present a statement of the financial condition of the Corporation at the annual meeting of the stockholders, if called upon to do so. Maintain such accounts as are required by law to be available for inspection under such conditions as the law provides. Deposit funds of the Corporation in such banks or trust companies as designated by the Board of Directors and provide a fidelity bond if requested by the Board of Directors. In general, perform all duties incident to the office of the Treasurer. The Corporation's fiscal year shall end July 31 each year.

                                   ARTICLE III
                                    DIRECTORS
     Section 1 - Powers. The business affairs and all powers of the Corporation shall be under the authority and direction of five shareholders that are elected as directors. A majority of the directors in office and present in person at any meeting shall constitute a quorum and any decision passed by a majority at such meeting shall be regarded as an action by the Board of Directors.

     Section 2 - Election of Directors. Five directors are to be elected as follows: two for three years, two for two years and one for one year at the Stockholder's Meeting following the adoption of these revised by-laws and the respective directors will be designated terms based on the higher number of votes received. There-after directors will be elected when the various terms expire or at the Stockholder's meeting following the death, resignation or removal of a director. Directors elections may be by voice vote unless a ballot is requested.

     Section 3 - Resignation or Removal. Any member of the Board of Directors may resign either orally or in writing and acceptance of such resignation is not necessary for it to be effective. Any member or the entire Board of Directors may be removed from office in a manner provided for by law. In the event of a vacancy caused by death, resignation or removal the Board of Directors may fill such vacancy until the next annual meeting of the stockholders.

     Section 4 - Meetings of the Directors. Regular meetings of the Board of Directors shall be at such time and place as the board may fix by resolution. Special meetings may be called by the President, or if he is absent or refuses to act, by the Vice President or by any two members of the Board of Directors. No notice is necessary for regular meetings, however, notice of a special meeting must be in writing and delivered personally or by registered mail at least five days prior to the special meeting day.

                                   ARTICLE IV
                              SHAREHOLDER MEETINGS

     Section 1 - Annual Meetings of the Stockholders. The annual meeting of stockholders of the company shall be at such place designated by the Board of Directors on the 2nd Monday of September each year unless such 2nd Monday is a legal holiday, then the annual meeting shall be the next following day, not a holiday. The annual meeting shall be held for the purpose of electing directors and the transaction of such other business that shall properly come before the meeting.

     Section 2 - Special Meetings of the Stockholders. A special meeting of the stockholders for whatever purpose may be called at any time upon the written request of the President, a resolution of the Board of Directors or one or more stockholders holding one-fifth of the voting power of the Corporation.

     Section 3 - Notice of Meetings. Notice of all meetings of the stockholders shall be in writing and shall specify the place, date and hour, and if a special meeting, shall specify the general nature of the business to the transacted. Notice may be given in person or by mail to the last know address of the shareholder not less than ten days prior to such meeting. Delivery of notice to the post office shall be considered actual notice and no publication in any newspaper is required.

     Section 4 - Quorum. The presence in person or by proxy of the holders of a majority of the shares entitled to vote any stockholders meeting shall constitute a quorum. The shareholders present at a duly organized meeting can continue to conduct business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

                                    ARTICLE V
                              AMENDMENT TO BY-LAWS

     Section 1 - By the Shareholders. The power to make, amend or repeal by-laws shall be in the shareholders of the company. By-laws may be repealed, adopted, or amended at any annual shareholders meeting or at a special meeting of the stockholders if that meeting is called for that purpose, by a majority vote of the shares represented at the meeting.

     Section 2 - By the Board of Directors. Subject to the power of the shareholders to make, amend or repeal any by-laws made by the Board of Directors, a majority of the Board of Directors at any duly organized meeting shall have the power to repeal and amend these by-laws and to adopt new ones.

                                   ARTICLE VI
                                LOST CERTIFICATES

     Section 1 - Lost Stock Certificates. Any stockholder claiming a certificate of stock to have been lost or destroyed shall make an affidavit of affirmation of such fat, reciting the circumstances of the loss of destruction and shall provide to the Board of Directors a bond of indemnity against any damage or loss that may arise from the issuing of a new certificate; whereupon the Board of Directors, by resolution, may order a new certificate to be issued.

     The foregoing by-laws were duly adopted by the shareholders at the annual meeting this 12th day of September, 1966.


                                   GOLD  BOND  MINING  COMPANY

                                   /s/ Arthur H. Ellis
                                   _________________________________
                                   Arthur  H.  Ellis,  President

                            AMENDMENT TO THE BY-LAWS
                            GOLD BOND MINING COMPANY
                               SEPTEMBER 10, 1969

                                 AMENDMENT NO. 1

     Section 1, Article IV is amended to change the date of the annual stockholders meeting from the 2nd Monday in September to the 1st Tuesday in October, unless that day is a legal holiday, then the annual meeting shall be held the next following day.

     The Foregoing amendment was duly adopted at the stockholders meeting this 10th day of September, 1969 in Spokane, Washington.

                                   GOLD  BOND  MINING  COMPANY

                                   /s/ Arthur Ellis
                                   _______________________________
                                   Arthur  Ellis,  President


                            GOLD BOND MINING COMPANY
                              AMENDMENT TO BY-LAWS
                                DECEMBER 13, 1988

                                 AMENDMENT NO. 2

     Article IV, Section IV is amended to change the word "majority" to "33 1/3%" and shall read as follows:

     The presence in person or by proxy of the holders of 33 1/3% of the shares entitled to vote at any stockholders meeting shall constitute a quorum. The shareholders present at a duly organized meeting can continue to conduct business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

     the foregoing instrument was duly adopted at the Board of Director's meeting this 13th day of December, 1988 in Spokane, Washington.

                                   GOLD  BOND  MINING  COMPANY

                                   /s/ W. Sherwin Broadhead
                                   _________________________________
                                   W.  Sherwin  Broadhead,  President